Exhibit 10.20

CONFIDENTIAL SEPARATION, GENERAL RELEASE AND POST-SEPARATION CONSULTING AGREEMENT

This Confidential Separation, General Release and Post-Separation Consulting Agreement (the “Agreement”) is being entered into between Ganesh M. Pattabiraman (“Executive”), on the one hand, and NextNav, Inc., NextNav, LLC, and an directly, wholly-owned subsidiary of NextNav, Inc. (collectively, the “Company”), on the other hand, in connection with the termination of Executive’s employment with the Company on November 29, 2023 (the “Separation Date”). Executive and the Company are referred to collectively as the “Parties.”

1.                   Termination of Employment. Executive’s employment with the Company terminated, or will terminate, without Cause as of the Separation Date pursuant to Section 8.3 of that certain Executive Agreement dated November 17, 2021 by and between Executive and the Company (the “Executive Agreement”). As of the Separation Date, pursuant to 8.6 of the Executive Agreement, Executive shall voluntarily resign from all offices and directorships with Company and the Releasees (as defined in Section 6 below). On the Separation Date, Executive shall be paid the Accrued Compensation (as defined in the Executive Agreement).

2.                   Separation Consideration. In consideration for Executive’s execution of this Agreement within the Consideration Period defined in Section 14(a) below and non-revocation of the same, and agreeing to abide by the terms contained herein and the post-termination obligations of the Executive Agreement, the Confidentiality, Invention Assignment, and Non-Solicitation Agreement, dated November 17, 2021, between you and the Company (the “Confidential Information Agreement”), and all outstanding equity award grants and agreements issued pursuant to the 2021 Omnibus Incentive Plan and the 2011 Unit Option and Profits Interest Plan, as amended as restated as of October the Company agrees to the following (collectively, the “Separation Consideration”):

(a)                Engage Executive during the Consulting Term (as defined in Section 4(e) below) as an independent contractor to perform consulting services for the Company as described in and accordance with the terms set forth in this Agreement and Exhibit B, which is attached hereto (the “Services”), with the opportunity to extend the Term for subsequent period(s) upon mutual agreement between the Parties;

(b)                Pay Executive the gross amount of $364,000/Current Salary in a lump sum, less applicable required withholdings and deductions, on the next reasonably practicable regular payroll date of the Company following the Effective Date;

(c)                provided that Executive properly elects continuation healthcare coverage under COBRA and the regulations thereunder, the Company will pay the COBRA premiums necessary for the continuation of group healthcare coverage under the Company’s group medical and dental plans pursuant Section 4980B of the Internal Revenue Code (“COBRA”) for Executive and his covered dependents, as and when due to the insurance carrier or COBRA administrator (as applicable), for the shorter of:

(1) twelve months following the Separation Date; (2) until Executive is covered under a new health insurance plan, or (3) the cessation of Executive’s eligibility for the continuation coverage under COBRA (“COBRA Benefits”). Thereafter, Executive may continue coverage through COBRA, if eligible under applicable law, or Executive’s new health insurance plan, at Executive’s sole expense. COBRA continuation premiums paid or reimbursed pursuant to this Section 2(c) shall be capped at the coverage levels, if any, Executive elected during the Company’s last open enrollment period, and that were in place on the Separation Date.

(d)                Fully vest all of Executive’s outstanding, unvested equity-based compensation awards originally granted with respect to units of NextNav, LLC (“Legacy Equity Awards”) as of the date immediately prior to the Separation Date;

(e)                Fully vest all outstanding, unvested equity-based awards subject solely to time- based vesting (other than the Legacy Equity Awards and the TIP RSUs), that would have vested but for the termination of employment during the twelve (12) month period immediately following the Separation Date;

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(f)                 Executive acknowledges and agrees that, and in accordance with Section 8.3(b)(vi) of the Executive Agreement, (1) all outstanding, unvested restricted stock units relating to shares of the Company’s common stock granted following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2021, entered into by and between the Employer, NextNav Holdings, LLC, Spartacus Acquisition Corporation, and Spartacus Acquisition Shelf Corp. and specified as part of the Transaction Incentive Program (the “TIP RSUs”) and (2) all outstanding, unvested equity-based compensation awards subject to performance-based vesting granted to Executive during the Term (as that term is defined in the Executive Agreement) shall be subject and treated consistently with the terms of the applicable award agreement; and

(g)                At the sole discretion of the Company’s new Chief Executive Officer, the Company may consider granting additional equity awards. All equity referenced in Sections 2(d), 2(e), and 2(f) shall continue to be governed by all terms and conditions applicable to equity awards and plans.

The parties agree that Executive’s current equity awards as of the Separation Date, with the acceleration provided by subsections (d) through (f) above, are listed in Exhibit C.

3.                   Accord and Satisfaction. Executive acknowledges and agrees that the Separation Consideration and other benefits being made available to Executive pursuant to this Agreement, are greater than, and shall constitute full and complete accord and/or satisfaction of any and all outstanding obligations owing to Executive pursuant to the Executive Agreement, including without limitation, any and all amounts due and owing to Executive upon Executive’ separation from employment without Cause pursuant to Section 8.3 of the Executive Agreement. Executive further acknowledges and agrees that, other than Executive’s base salary owed through the Separation Date which shall be paid on the Separation Date,, Executive has been fully paid any and all compensation due and owing to Executive in connection with Executive’s employment with Company, including all wages, salary, commissions, bonuses, including but not limited to the 2022 Annual Bonus (as that term is defined in the Executive Agreement) options, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits, and Executive is not owed any other compensation related to Executive’s employment with the Company other than the amounts specifically set forth herein. Executive further agrees that the Separation Consideration is not compensation for Executive’s services rendered through Executive’s Separation Date, but rather constitutes consideration for the promises contained in this Agreement, and is above and beyond any compensation, wages or salary or other sums to which Executive was entitled as a result of Executive’s engagement with the Company, the Executive Agreement, or under any other contract or law.

4.                   Consulting Engagement.

(a)                Performance of Services. Executive shall perform the Services to the best of Executive’s ability and in a diligent, timely, professional, and workmanlike manner, in accordance with the terms and conditions of this Agreement, applicable law, and performance standards generally prevailing in the industry. Executive represents and warrants that Executive has the professional expertise needed to perform the Services. The Parties acknowledge and agree that Executive’s fulfillment of obligations to the Company will not require Executive’s full business time. In the time that Executive is not providing the Services to the Company, Executive may accept other employment or engagements and may participate in any other activities without obtaining the Company’s approval thereof; provided, however, that such other employment, engagements, or activities: (i) do not violate this Agreement; (ii) do not materially interfere or conflict with Executive’s ability or commitment to perform the Services; and (iii) are not otherwise injurious to the reputation of the Company or the Releasees. Executive shall be responsible for costs or expenses incurred by Executive in connection with the performance of the Services, and in no event shall the Company reimburse Executive for any such costs or expenses, except that the Company will reimburse Executive for travel-related expenses when the Company requests that Executive travel in order to provide the Services, and the Company pre-approves any such expenses.

(b)                Independent Contractor Relationship. It is the express intention of the Parties that Executive perform the Services as an independent contractor to the Company, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. Nothing in this Agreement shall in any way be construed to constitute Executive as an agent, employee, partner, joint venturer or representative of the Company. As an independent contractor, Executive represents Executive has the right of sole and exclusive control over the manner, methods, and means of performing the Services and shall complete the Services in accordance with Executive’s own means and methods of work, provided, however, that Executive shall accept any reasonable directions issued by the Company pertaining to the goals to be attained and the results to be achieved by Executive. Executive represents and warrants that Executive customarily engages in an independent business, trade, and/or business of the same nature of the work to be performed for the Company. Executive acknowledges that the Services Executive provides to the Company are outside the usual course of the Company’s business. The Company shall have no obligation to order any Services from Executive other than as provided in this Agreement. Executive shall maintain sole discretion to reject any request for Services. However, once Executive accepts a request for Services, Executive shall be responsible for the timely and competent completion of the Services ordered.

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(c)                Benefits. The Parties agree that following the Separation Date, Executive will be ineligible to participate in, and will receive no, Company-sponsored benefits from the Company including but not limited to vacation, sick leave, medical insurance, or pension or retirement savings. Except as provided in Section 2(c). Executive will be solely responsible for obtaining the Executive’s own benefit plan coverage and insurance. The Company agrees to defend, indemnify and hold harmless Executive from and against any and all claims, demands, losses, costs, expenses, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs, that Executive may incur or suffer and that result, directly or indirectly, from the Services, except to the extent they result, directly or indirectly, from any reckless or intentionally wrongful act of Executive.

(d)                Taxes. Executive will be solely responsible for and pay all taxes under any applicable law in connection with the Company’s payments to Executive. Executive hereby accepts exclusive liability for the payment of all taxes or contributions for employment/unemployment insurance, pensions, annuities or other payments which are measured by payments to Executive for the performance of the Services. Executive agrees to comply with all applicable law respecting the assumption of liability for such taxes and contributions. Executive agrees fully to defend, indemnify and hold harmless the Company from the payment of taxes, interest, penalties or contributions which are required of the Company by any government agency at any time as the result of Executive’s tax obligation due to any payment of the amounts set forth in this Agreement or which the Company may otherwise be compelled to pay.

(e)                Term and Termination. Executive shall provide the Services to the Company beginning on the Effective Date (as defined in Section 16 below) and continuing until the two-year anniversary of the Effective Date (the “Consulting Term”), unless mutually extended in writing by the Parties. Notwithstanding the foregoing, Company may terminate Executive’s consulting relationship with the Company immediately and without prior notice (i) if Executive refuses to or is unable to perform the Services, (ii) if Executive is in breach of any material provision of this Agreement, or (iii) accepts a position as an employee, consultant, director or any other capacity with a competitor of the Company, and Executive may terminate this consulting relationship with the Company immediately and without prior notice if the Company is in breach of any material provision of this Agreement. In such an event, the Company shall only be obligated to pay any consulting fees accrued, but not yet paid, as of the date of such termination, and, as applicable, prorated for the month of such termination.

(f)                 Equity During Consulting Term. During the Consulting Term, Executive shall continue to vest in all outstanding, unvested equity grants he holds. For the avoidance of doubt, the equity grants that accelerate pursuant to Section 2(e) shall continue to vest pursuant to the schedule in the applicable agreements during the Consulting Term without regard to the acceleration and without any lapse in the vesting schedule (see example in Exhibit C). At the end of the Consulting Term, or if the Company terminates the Consulting Term earlier in accordance with Section 4(e) of this Agreement, Executive shall immediately cease vesting with respect to any equity grants he then holds which are not yet vested.

(g)                Assignment. Notwithstanding Section 12 of the Agreement, Executive shall have the right to assign his rights and obligations regarding the performance of the Services (as defined herein) during the Consulting Term, including compensation for the Services, to an entity that is solely owned by Executive and for which Executive will be the sole provider of Services to the Company, except that Executive’s performance of Services through such entity shall continue to qualify as continued “Service” (as that term is defined in the 2021 Omnibus Incentive Plan and applicable agreements) for the purposes of vesting of Executive’s equity awards.

5.                   Ownership.

(a)                Assignment of Inventions. If at any time during Executive’s performance of Services, Executive, either alone or with others, makes conceives, creates, discovers, invents, develops, improves, adds to, or reduces to practice any invention, modification, discovery, drawing, design, concept, idea, specification, development, audiovisual work, literary work, musical work, dramatic work, pictorial, graphic or sculptural work, development and/or “green-lit” projects, sound recordings, pantomimes, choreographic work, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, trade name, domain name, logos and get-up, computer data, databases, applications for registration, renewals and extensions in relation to any of the above, or any similar intellectual property whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes), and all intangible rights and privileges of a nature similar, analogous or allied to any of the above in any part of the world (herein called “Developments”) that: (a) relate to the present or planned business of the Company or its affiliates or any of the products or services being developed, manufactured or sold by the Company or its affiliates, or which may be used in relation therewith; (b) result from responsibilities assigned to Executive by the Company or from services rendered by Executive under the Executive Agreement; or (c) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and Executive shall promptly disclose in writing to the Company (or any persons designated by it) each such Development, as may be necessary to ensure the Company’s ownership of such Development.

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(b)                Pre-Existing Materials. Subject to Section 5(a), Executive will provide the Company with prior written notice if, in the course of performing the Services, Executive incorporates into any Development or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Executive or in which Executive has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Executive will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right, including without limitation any free software or open source software, owned by any third party into any Development without Company’s prior written permission.

(c)                Assignment and Waiver of Moral Rights. To the extent, if any, that Development rights may not be automatically vested in and owned by Company as work made for hire in any part of the universe, Executive hereby assigns any and all rights (including, but not limited to, any copyrights and trademarks) Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. Notwithstanding the above, to the extent that the Developments do not belong to the Company, then to the fullest extent permitted by the law, Executive shall assign to the Company, by way of present assignment of future rights in respect of rights not yet created, the Developments and hold in trust for the benefit of the Company the ownership of the Developments until they belong entirely to the Company. In addition to the foregoing assignment of Developments to the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent if any not transferrable or assignable, waives in favor of Company, its successors, licensees and assigns): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Developments, and (b) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Developments. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to the Developments, even after termination of Executive’s engagement by the Company. For the purposes of this Agreement, “Moral Rights” mean any rights to claim authorship of the Developments, to object to or prevent the modification of any Developments, or to withdraw from circulation or control the publication or distribution of any Developments, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d)                Records. Executive will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records will be available to and remain the sole property of the Company at all times.

(e)                Third Party Content. Executive shall not incorporate third-party text, information, data, images, software or other content (“Third Party Content”) into any Development without first advising Company and providing appropriate attribution. To the extent such use or incorporation requires a license, approval or permission, upon consultation with the Company, if requested by the Company, Executive will obtain the same so as to enable the Company to use, in accordance with this Agreement.

(f)                 Further Assurances. Executive agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Developments and any copyrights, patents, mask work rights or other intellectual property rights relating to all Development in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Developments and testifying in a suit or other proceeding relating to such Developments. Executive further agrees that Executive’s obligations under this Section 5(f) shall continue after the termination of this Agreement.

(g)                Attorney-in-Fact. Executive agrees that, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature with respect to any Development, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Developments assigned to the Company in Section 5(a), then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Developments to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Executive. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

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(h)                Exception. Executive understands that the provisions of this Agreement requiring assignments of Developments to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code section 2870 (or, if applicable, any similar law of any other jurisdiction), which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)   Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)  Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

6.                   General Release. Executive, for Executive, and for Executive’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company and parents, subsidiaries, joint ventures, investors, affiliates, divisions, predecessors, successors, assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has, or that Executive’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Executive’s employment with the Company, the termination of that employment, the Executive Agreement, the Confidential Information Agreement, the Arbitration Agreement, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

(a)                Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Executive’s employment with the Company or the termination thereof; any claims to severance or similar benefits (including but not limited to the severance described in Section 8.3 of the Executive Agreement); any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the or its parent or affiliates, including but not limited to any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Executive or by any person claiming to act on Executive’s behalf or in Executive’s interest. Executive understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Executive hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:

(i)                  Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits unequal pay for substantially similar work on the basis of sex, race or ethnicity), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the relationship between Executive and the Company.

(ii)                Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 or the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require advance notice of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters, including the classification of employees and contractors); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters, including the classification of employees and contractors); the California Family Rights Act of 1993, California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); and the California Constitution.

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(iii)             Other laws of general application, such as federal, state, or local laws enforcing express or implied employment or independent contractor agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, including but not limited to any claims under the Executive Agreement, the Confidential Information Agreement, equity award agreements or plans, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment or independent contractors.

(b)                Participation in Agency Proceedings. Nothing in this Agreement shall prevent Executive from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH, or similar federal, state or local agencies. However, by entering into this Agreement, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH, or similar federal, state or local agency proceeding, including any subsequent legal action.

(c)                Claims Not Released. The Released Claims do not include claims by Executive for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4)   previously vested benefits under any the sponsored benefits plan of the Company or its parent or affiliates; (5) any other rights that cannot by law be released by private agreement; (6) any indemnification rights Executive may have under applicable law, the Company’s incorporation documents or bylaws, or any agreement, or any right to coverage under the Company’s directors and officers insurance, and (7) any claim that arises after this Agreement is executed.

(d)                Waiver of Rights under California Civil Code Section 1542. Executive further acknowledges that Executive has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive understands that Section 1542 gives Executive the right not to release existing claims of which Executive is not now aware, unless Executive voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 and any other statutes of similar effect, and elects to assume all risks for claims that now exist in Executive’s favor, known or unknown, arising from the subject matter of the Release. Executive acknowledges that different or additional facts may be discovered in addition to what Executive now knows or believes to be true with respect to the matters released in this Agreement, and Executive agrees that this Agreement will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

(e)                No Existing Claims or Assignment of Claims. Executive represents and warrants that Executive has not previously filed or joined in any claims that are released in this Agreement and that Executive has not given or sold any portion of any claims released herein to anyone else, and that Executive will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

(f)                 Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EXECUTIVE UNDERSTANDS THAT HE IS WAIVING ALL RIGHTS HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

(g)                Restrictions. Notwithstanding anything to the contrary herein, Executive understands that nothing in this Agreement or any other agreement that Executive may have with the Company restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the Securities Exchange Commission and the federal Office of Occupational Health (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need the Company’s prior authorization to engage in such conduct. Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information of the Company, its parent or affiliates to any parties other than the Government Agencies. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

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7.                   Non-Disclosure of This Agreement. Executive agrees that from and after the date of the receipt of this Agreement, Executive will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i)  to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Executive’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Executive’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Executive’s immediate family. Executive agrees that prior to disclosing such information under parts (ii), (iii), or (iv) of this Section, Executive will inform the recipients that they are bound by the limitations of this section. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Executive in breach of this Agreement.

8.                   Confidentiality.

(a)                Confidential Information. Executive agrees that any sensitive, proprietary, or confidential information, trade secrets, copyrighted materials, or other such information relating to the Company or any of its affiliates or other Releasees as defined above, including, without limitation, information relating to their legal and business affairs, financial affairs, operations, officers, directors, employees, consultants, vendors or customers, including but not limited to product designs, concepts, materials, compositions, styles, ideas, prototypes, business plans, development plans, any and all information relating to the Company’s business ideas, concepts, business contacts, client contacts, consumer contacts, business strategies, trade secrets, patent information, trademark information, financial information, manufacturing or marketing techniques, know-how, processes, formulas, costs, developments, experimental works, works in progress, technical information, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, the identity and contact information of manufacturing and design resources and facilities used by the Company, product trends, marketing and sales positioning strategies, distribution information, any confidential or proprietary information of others licensed to the Company, all other data and information of a competition-sensitive nature, or other information originated, owned, controlled or possessed by Company (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee or independent contractor of the Company reflecting such Confidential Information that Executive acquired while engaged with the Company, will not directly or indirectly be published, disclosed, marketed or used for Executive’s own purposes or in a manner detrimental to the Company’s interests. Executive further agrees that Executive shall not directly or indirectly authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such Confidential Information for Executive’s own purposes or in a manner detrimental to the Company’s interests. Executive acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of such Confidential Information for any purposes other than as agreed to in writing by the Company and to prohibit any potential misappropriation of such Confidential Information. Such Confidential Information is and shall continue to be the exclusive property of the Company and other Releasees, whether or not it was disclosed to or developed in whole or in part by Executive.

This provision is in addition to the Executive’s continuing confidentiality obligations pursuant to the Confidential Information Agreement, the terms of which Executive acknowledges and agrees to abide.

(b)                Exceptions. Executive’s undertakings and obligations under this Section 8 will not apply, however, to any Confidential Information which: (a) is or becomes generally known to the public through no action on Executive’s part; (b) is generally disclosed to third parties by the Company without restriction on such third parties; (c) is approved for release by written authorization of the Company; or (d) is required to be disclosed by law, regulation, order, decree or legal process, provided that Executive gives prompt written notice to the Company prior to such disclosure so that the Company may seek a restraining order or pursue other recourse. Nothing in this Agreement prohibits Executive from reporting possible violations of law to a governmental agency or self-regulatory organization, cooperating with such agency, or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award), in each case without prior notice to or authorization from the Company. Furthermore, nothing in this Agreement prevents Executive from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (b) discussing the terms and conditions of Executive’s engagement with the Company to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

(c)                Defend Trade Secrets Act. Executive acknowledges that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

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9.                   Return of Information and Property. Unless otherwise required in connection with Executive’s performance of the Services, Executive agrees to return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all Company property which includes, but is not limited to any keys, credit cards, I.D. cards, passwords, iPads, laptops, cellular phones, the originals and all copies (regardless of medium) of all information pertaining to or related to the Company including any Confidential Information, files, materials, documents, work product, files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials or other property relating to the business of the Company, the Releasees, or their affiliates, and Executive represents that all such information and items have been returned to the Company. If Executive fails to return any such property, the Company shall be entitled to deduct from the Separation Consideration an amount equal to the value of non-returned property.

10.               Non-disparagement. Executive agrees that Executive will not make to any person or entity any false, disparaging, or derogatory comments about the Company and its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. The Company agrees to instruct its current executive officers and members of its Board of Directors not to make to any person or entity any false, disparaging, or derogatory comments about Executive. This prohibition does not preclude either party from providing truthful testimony if compelled by law nor does it prohibit the disclosure of factual information that may be disclosed pursuant to California Code of Civil Procedure 1001. Specifically, nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

11.               Mutual Agreement to Arbitrate. To the fullest extent allowed by law and in consideration of Executive’s engagement with the Company as an independent contractor, the Company’s promise to arbitrate all engagement-related disputes, and the Executive’s receipt of the compensation, compensation increases, and other benefits, at present and in the future, Executive hereby agrees that any controversy, claim or dispute between Executive and the Company relating to or arising out of Executive’s consulting relationship or the cessation of that relationship, including any breach of this Agreement will be submitted to final and binding arbitration. This agreement to arbitrate covers all engagement-related claims including, but not limited to, claims for unpaid compensation, breach of contract, torts, violation of public policy, discrimination, harassment, or any other engagement-related claim under any state or federal statutes or laws relating to a contractor’s relationship with his/her engaging entity, regardless of whether such dispute is initiated by Executive or the Company (or to the extent applicable the Company Arbitration Parties). The agreement also covers any and all claims that the Company may have against Executive, including claims for misappropriation of Company, property, disclosure of proprietary information or trade secrets, gross negligence, or any other claim for alleged wrongful conduct.

(a)                  Arbitration Forum. This agreement to arbitrate is governed by and enforceable under the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, (the “Rules”). Such arbitration shall be before a neutral arbitrator in the county in which Executive most recently performed Services for the Company for determination in accordance with the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (“AAA Rules”), including any subsequent modifications or amendments to such AAA Rules, as the exclusive remedy for such controversy, claim or dispute. (A copy of the most current AAA Rules may be obtained from the Company’s Human Resources Department or by visiting www.adr.org.) Nothing in this agreement to arbitrate shall be deemed to alter any statutory obligation Executive may have to exhaust administrative remedies prior to filing a claim.

(b)                Arbitration Procedure. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which Executive was engaged by the Company as an independent contractor, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply, except as modified by the arbitrator. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this agreement to arbitrate, including the arbitrability of any claims or defenses. The arbitrator shall issue a written decision stating the factual findings and conclusions on which the award is based, and shall have full authority to award all remedies that would be available in court. The Company (or to the extent applicable the Company Arbitration Parties) shall be responsible for all costs and fees unique to the arbitration process to the extent required by law. Otherwise, each party shall be responsible for paying its own costs for the arbitration, including but not limited to attorneys’ fees. However, if any party prevails on a claim that affords the prevailing party attorneys’ fees pursuant to law, statute, or contract, or costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent allowed by law. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either the Company or Executive may petition a court for provisional relief, including injunctive relief, as permitted by the Rules, including, but not limited to, where either the or Executive allege or claim a violation of this agreement to arbitrate or any other agreement regarding trade secrets, confidential information, or California Labor Code §2870 or other restrictive covenants.

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(c)                Excluded Claims. Notwithstanding the foregoing, claims for workers’ compensation benefits and unemployment insurance or any other claims that, as a matter of law, the parties cannot agree to arbitrate are not covered by this agreement to arbitrate. Nothing in this agreement to arbitrate shall be interpreted to prohibit or preclude the filing of complaints with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, or any similar federal, state, or municipal agency.

(d)                Class Action Waiver. Except as otherwise required by law, the Parties expressly intend and agree that: (a) class action, representative action, and collective action procedures shall neither be asserted nor apply in any arbitration conducted pursuant to this agreement to arbitrate; (b) each party will not assert and hereby waives its right to pursue or participate in class, representative, or collective action claims against the other in arbitration or any other forum; and (c) the Parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. Notwithstanding the foregoing, nothing in this agreement to arbitrate shall be construed or interpreted as prohibiting or precluding, but only to the extent precluded by applicable law, the filing of non-individual claims under California’s Labor Code Private Attorneys General Act of 2004 (Cal. Lab. Code §§ 2968 et seq.) in a court of law.

BY AGREEING TO THIS BINDING MUTUAL ARBITRATION PROVISION, EXCEPT WHERE EXPLICTLY EXCLUDED IN THIS AGREEMENT, BOTH THE COMPANY AND EXECUTIVE GIVE UP ALL RIGHTS TO A TRIAL BY JURY, AND ARE GIVING UP THEIR NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS.

12.               General Provisions. This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by both Parties. Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, excluding the choice of law rules thereof. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the Parties. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Executive without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Executive’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument. For the avoidance of doubt, to the extent that any portion of the waiver contained in Section 11(d). is determined to be invalid or unenforceable, the Company and Executive agree that the valid portion of the waiver shall be enforced in arbitration.

13.               No Admission; Remedies. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. Executive acknowledges and agrees that any breach of this Agreement will cause irreparable harm to the Company for which monetary damages may not compensate the Company for its loss or would be impossible or inadequate to measure and calculate the Company’s damages. Accordingly, in addition to all other remedies available to the Company at law or in equity, and notwithstanding any arbitration agreement between the Company and Executive, either the Company or Executive may seek an injunction or declaratory judgment regarding the terms of this Agreement or the breach or threatened breach of the Agreement, including without limitation preventing disclosure or further disclosure by Executive of Confidential Information. In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees and costs to the fullest extent permitted by applicable law.

14.               ADEA Acknowledgment/Time Periods. With respect to the General Release in Section 6 of this Agreement, Executive agrees and understands that by signing this Agreement, Executive is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that Executive has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

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(a)                Consideration Period. Executive is hereby advised to consult with a competent, independent attorney of Executive’s choice, at Executive’s expense, regarding the legal effect of this Agreement before signing it. Executive shall have at least twenty-one (21) days from receipt of this Agreement to consider whether to execute it (the “Consideration Period”), but Executive may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period if Executive so chooses, Executive shall execute this Agreement as well as Exhibit A hereto.

(b)                Revocation Period. Executive understands that Executive has seven (7) days following Executive’s execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Executive wishes to revoke this Agreement after signing it, Executive must provide written notice of Executive’s decision to revoke the Agreement to the Company, to the attention of Gary Parsons by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (the “Revocation Deadline”).

15.               Internal Revenue Code Section 409A: The Parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The Parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Executive hereunder. The Severance paid under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Executive’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Executive pursuant to Section 409A.

16.               Execution. Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Executive on or before the twenty-first (21st) day after Executive receives it. This Agreement shall become effective immediately following the latest of the following to occur: (1) expiration of the Revocation Deadline if Executive signed this Agreement within Consideration Period and does not timely revoke the Agreement before the Revocation Deadline; and (2) the Separation Date (the “Effective Date”).

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BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT EXECUTIVE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EXECUTIVE

/s/ Ganesh M. Pattabiraman
Name:	Ganesh M. Pattabiraman
Date:	November 29, 2023

COMPANY

/s/ Gary Parsons
Name:	Gary Parsons
Title:	Chairman of the Board
Date:	November 28, 2023

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EXHIBIT A

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF 21-DAY CONSIDERATION PERIOD

I, Ganesh M. Pattabiraman, understand that I have at least twenty-one (21) days within which to consider and execute the attached Confidential Separation, General Release and Post-Separation Consulting Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Confidential Separation, General Release and Post-Separation Consulting Agreement before such twenty-one (21) day period has expired.

Dated: November 29, 2023	/s/ Ganesh M. Pattabiraman
Ganesh M. Pattabiraman

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EXHIBIT B

SCOPE OF CONSULTANT SERVICES

Pursuant to Section 2(a) of the Confidential Separation, General Release and Post-Separation Consulting Agreement, Executive’s Services shall include:

  Advisory services at the request of the CEO of the Company
  Assistance in government sales and lobbying at the request of the CEO of the Company
  Assistance in developing partnerships and business development activities at the request of the CEO of the Company
  Transition assistance in operational and technical matters, as identified by the CEO of the Company
  Other tasks or services which may be identified from time to time by the CEO

Rate: $20,833.33 per month paid as of the first payroll date of each month. Executive will be reimbursed by the Company for all other expenses based on actuals incurred while performing the Services and based on invoices submitted and reimbursable pursuant to the Company’s standard expense reimbursement policy.

Additional Term: The Consulting Term may only be extended by mutual agreement of the Parties.

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EXHIBIT C EQUITY SUMMARY

Options

Grant	Grant Date	Total Amount	Vested(1)	Unvested (2)	Comment
OG371	1/27/2022	155,044	106,592	48,452
230	3/15/2023	467,822	175,452	292,420

RSU/RSA

RSU/RSA	Grant Date	Total Amount	Vested (1)	Unvested (2)	Comment (3)
2022	1/27/2022	89,041	61,215	27,826
2023	3/15/2023	278,552	104,456	174,096
Bonus	3/15/2023				Fully Vested
TIP	12/27/2021				Fully Vested
Legacy/RSA	10/28/2021				Fully Vested

1.    Vested as of November 29, 2023

2.    Continues vesting per agreement schedule (after the one year cliff), without a lapse in vesting schedule. For example, with respect to the March 15, 2023 RSU for 278,552 shares, 104,456 shares (1 year) will vest pursuant to this Agreement immediately after the Separation Date, and the remaining 174,096 shares will continue to vest pursuant to the schedule in the RSU agreement (after the one year cliff), with the first 17,410 shares (6.25%) vesting on December 15, 2023, and the remaining shares vesting every 3 months thereafter, subject to Executive’s continued Service on the applicable vesting dates.

3.    The number of shares for equity grants that are fully vested are not included.

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